Exhibit H

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Schedule B of the Asian Infrastructure Investment Bank of our reports dated March 21, 2017 and April 10, 2018, relating to our audits of the financial statements as at 31 December 2016 and for the period from January 16, 2016 to December 31, 2016, and as at and for the year ended December 31, 2017, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong

January 31, 2019